QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104906 and No. 333-28217) on Forms S-8 of Access Anytime Bancorp, Inc. of our report dated July 9, 2004, with respect to the statement of assets and liabilities acquired of Matrix Capital Bank Branch Facilities in Las Cruces, New Mexico as of December 31, 2003, and the related statements of operations, and cash flows for the year then ended, which report appears in the July 13, 2004 current report on Form 8-K/A of Access Anytime Bancorp, Inc.

                      KPMG LLP

Albuquerque, New Mexico
July 9, 2004

QuickLinks

EXHIBIT 23